UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 11)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 17, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 41

1)	Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons

WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

8,103,738
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

8,103,738
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

8,103,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

18.2%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 3 of 41

1)	Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons

WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

600,000
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

600,000
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

600,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

1.3%
14)	Type of Reporting Person (See Instructions)

PN

CUSIP No. 89267P 10 5	Page 4 of 41

1)	Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons

William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☐
3)	SEC Use Only

4)	Source of Funds (See Instructions)

Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)

6)	Citizenship or Place of Organization

USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power

8,703,838
(8) Shared Voting Power

-0-
(9) Sole Dispositive Power

8,703,838
(10) Shared Dispositive Power

-0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person

8,703,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐

13)	Percent of Class Represented by Amount in Row (11)

19.5%
14)	Type of Reporting Person (See Instructions)

IN

CUSIP No. 89267P 10 5	Page 5 of 41

This Amendment No. 11 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005, Amendment No. 8 filed on November 4, 2005, Amendment No. 9 filed on December 2, 2005 and Amendment No. 10 filed on March 10, 2006 (“Amendment No. 10”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 10 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-II 1997 Limited Partnership of 450,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on May 4, 2006, May 5, 2006, May 8, 2006, May 11, 2006, May 15, 2006, May 16, 2006 and May 18, 2006, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2006: None.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 6 of 41

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through May 17, 2006:

(1) On May 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.82 per share;

(2) On May 2, 2006, the limited partnership sold 948 shares of Common Stock on the open market for $14.84 per share;

(3) On May 2, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.85 per share;

(4) On May 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.86 per share;

(5) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.87 per share;

(6) On May 2, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.88 per share;

(7) On May 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.89 per share;

(8) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.91 per share;

(9) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.92 per share;

(10) On May 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.93 per share;

(11) On May 2, 2006, the limited partnership sold 1,152 shares of Common Stock on the open market for $14.94 per share;

CUSIP No. 89267P 10 5	Page 7 of 41

(12) On May 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.95 per share;

(13) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.96 per share;

(14) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.98 per share;

(15) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.99 per share;

(16) On May 2, 2006, the limited partnership sold 4,500 shares of Common Stock on the open market for $15.00 per share;

(17) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.01 per share;

(18) On May 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.02 per share;

(19) On May 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.03 per share;

(20) On May 2, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.04 per share;

(21) On May 2, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.05 per share;

(22) On May 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.06 per share;

(23) On May 2, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.07 per share;

(24) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.08 per share;

(25) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.09 per share;

(26) On May 2, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.10 per share;

(27) On May 2, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.11 per share;

CUSIP No. 89267P 10 5	Page 8 of 41

(28) On May 2, 2006, the limited partnership sold 2,800 shares of Common Stock on the open market for $15.12 per share;

(29) On May 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.13 per share;

(30) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.14 per share;

(31) On May 2, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.15 per share;

(32) On May 2, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.16 per share;

(33) On May 2, 2006, the limited partnership sold 2,700 shares of Common Stock on the open market for $15.17 per share;

(34) On May 2, 2006, the limited partnership sold 1,869 shares of Common Stock on the open market for $15.18 per share;

(35) On May 2, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.19 per share;

(36) On May 2, 2006, the limited partnership sold 231 shares of Common Stock on the open market for $15.20 per share;

(37) On May 2, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.21 per share;

(38) On May 2, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.22 per share;

(39) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.23 per share;

(40) On May 2, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.24 per share;

(41) On May 2, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $15.26 per share;

(42) On May 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.27 per share;

(43) On May 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.28 per share;

CUSIP No. 89267P 10 5	Page 9 of 41

(44) On May 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.29 per share;

(45) On May 2, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.30 per share;

(46) On May 2, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.31 per share;

(47) On May 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.32 per share;

(48) On May 2, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.33 per share;

(49) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.34 per share;

(50) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.35 per share;

(51) On May 2, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.36 per share;

(52) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.37 per share;

(53) On May 2, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.38 per share;

(54) On May 2, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.39 per share;

(55) On May 2, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.40 per share;

(56) On May 2, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.41 per share;

(57) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.43 per share;

(58) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.45 per share;

(59) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.46 per share;

CUSIP No. 89267P 10 5	Page 10 of 41

(60) On May 2, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.47 per share;

(61) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.48 per share;

(62) On May 2, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.49 per share;

(63) On May 3, 2006, the limited partnership sold 5,795 shares of Common Stock on the open market for $14.85 per share;

(64) On May 3, 2006, the limited partnership sold 2,005 shares of Common Stock on the open market for $14.86 per share;

(65) On May 3, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $14.87 per share;

(66) On May 3, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $14.88 per share;

(67) On May 3, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.89 per share;

(68) On May 3, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $14.90 per share;

(69) On May 3, 2006, the limited partnership sold 2,700 shares of Common Stock on the open market for $14.91 per share;

(70) On May 3, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.92 per share;

(71) On May 3, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $14.93 per share;

(72) On May 3, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.94 per share;

(73) On May 3, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.95 per share;

(74) On May 3, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.96 per share;

(75) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.97 per share;

CUSIP No. 89267P 10 5	Page 11 of 41

(76) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.98 per share;

(77) On May 3, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $14.99 per share;

(78) On May 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.00 per share;

(79) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.01 per share;

(80) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.04 per share;

(81) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.05 per share;

(82) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.07 per share;

(83) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.09 per share;

(84) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.11 per share;

(85) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.12 per share;

(86) On May 3, 2006, the limited partnership sold 851 shares of Common Stock on the open market for $15.13 per share;

(87) On May 3, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $15.14 per share;

(88) On May 3, 2006, the limited partnership sold 3,149 shares of Common Stock on the open market for $15.15 per share;

(89) On May 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.16 per share;

(90) On May 3, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $15.17 per share;

(91) On May 3, 2006, the limited partnership sold 3,400 shares of Common Stock on the open market for $15.18 per share;

CUSIP No. 89267P 10 5	Page 12 of 41

(92) On May 3, 2006, the limited partnership sold 3,400 shares of Common Stock on the open market for $15.19 per share;

(93) On May 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.20 per share;

(94) On May 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.21 per share;

(95) On May 3, 2006, the limited partnership sold 1,565 shares of Common Stock on the open market for $15.22 per share;

(96) On May 3, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $15.23 per share;

(97) On May 3, 2006, the limited partnership sold 4,035 shares of Common Stock on the open market for $15.24 per share;

(98) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.25 per share;

(99) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.27 per share;

(100) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.28 per share;

(101) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.30 per share;

(102) On May 3, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.31 per share;

(103) On May 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.32 per share;

(104) On May 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.33 per share;

(105) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.34 per share;

(106) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.35 per share;

(107) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.36 per share;

CUSIP No. 89267P 10 5	Page 13 of 41

(108) On May 3, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.37 per share;

(109) On May 3, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.38 per share;

(110) On May 3, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.39 per share;

(111) On May 3, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.40 per share;

(112) On May 3, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.41 per share;

(113) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.42 per share;

(114) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.50 per share;

(115) On May 3, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.52 per share;

(116) On May 3, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.54 per share;

(117) On May 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.94 per share;

(118) On May 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.95 per share;

(119) On May 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.96 per share;

(120) On May 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.96 per share;

(121) On May 4, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.97 per share;

(122) On May 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.98 per share;

(123) On May 4, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.99 per share;

CUSIP No. 89267P 10 5	Page 14 of 41

(124) On May 4, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.99 per share;

(125) On May 4, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.00 per share;

(126) On May 4, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.01 per share;

(127) On May 4, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $15.02 per share;

(128) On May 4, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.03 per share;

(129) On May 4, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $15.04 per share;

(130) On May 4, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.04 per share;

(131) On May 4, 2006, the limited partnership sold 3,400 shares of Common Stock on the open market for $15.05 per share;

(132) On May 4, 2006, the limited partnership sold 2,452 shares of Common Stock on the open market for $15.06 per share;

(133) On May 4, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.06 per share;

(134) On May 4, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.07 per share;

(135) On May 4, 2006, the limited partnership sold 1,348 shares of Common Stock on the open market for $15.08 per share;

(136) On May 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.08 per share;

(137) On May 4, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $15.09 per share;

(138) On May 4, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.10 per share;

(139) On May 4, 2006, the limited partnership sold 938 shares of Common Stock on the open market for $15.11 per share;

CUSIP No. 89267P 10 5	Page 15 of 41

(140) On May 4, 2006, the limited partnership sold 2,162 shares of Common Stock on the open market for $15.12 per share;

(141) On May 4, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $15.13 per share;

(142) On May 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.13 per share;

(143) On May 4, 2006, the limited partnership sold 3,606 shares of Common Stock on the open market for $15.14 per share;

(144) On May 4, 2006, the limited partnership sold 5,494 shares of Common Stock on the open market for $15.15 per share;

(145) On May 4, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $15.16 per share;

(146) On May 4, 2006, the limited partnership sold 2,336 shares of Common Stock on the open market for $15.17 per share;

(147) On May 4, 2006, the limited partnership sold 1,900 shares of Common Stock on the open market for $15.18 per share;

(148) On May 4, 2006, the limited partnership sold 1,464 shares of Common Stock on the open market for $15.19 per share;

(149) On May 4, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.20 per share;

(150) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.12 per share;

(151) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.13 per share;

(152) On May 5, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.14 per share;

(153) On May 5, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.15 per share;

(154) On May 5, 2006, the limited partnership sold 1,119 shares of Common Stock on the open market for $15.16 per share;

(155) On May 5, 2006, the limited partnership sold 110 shares of Common Stock on the open market for $15.17 per share;

CUSIP No. 89267P 10 5	Page 16 of 41

(156) On May 5, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.18 per share;

(157) On May 5, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.19 per share;

(158) On May 5, 2006, the limited partnership sold 583 shares of Common Stock on the open market for $15.20 per share;

(159) On May 5, 2006, the limited partnership sold 817 shares of Common Stock on the open market for $15.21 per share;

(160) On May 5, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.22 per share;

(161) On May 5, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.23 per share;

(162) On May 5, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.24 per share;

(163) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.25 per share;

(164) On May 5, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.26 per share;

(165) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.27 per share;

(166) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.28 per share;

(167) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.29 per share;

(168) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.31 per share;

(169) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.32 per share;

(170) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.33 per share;

(171) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.35 per share;

CUSIP No. 89267P 10 5	Page 17 of 41

(172) On May 5, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.36 per share;

(173) On May 5, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.37 per share;

(174) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.38 per share;

(175) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.39 per share;

(176) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.40 per share;

(177) On May 5, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.41 per share;

(178) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.42 per share;

(179) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.44 per share;

(180) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.46 per share;

(181) On May 5, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.47 per share;

(182) On May 5, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.48 per share;

(183) On May 5, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $15.49 per share;

(184) On May 5, 2006, the limited partnership sold 1,795 shares of Common Stock on the open market for $15.50 per share;

(185) On May 5, 2006, the limited partnership sold 2,670 shares of Common Stock on the open market for $15.51 per share;

(186) On May 5, 2006, the limited partnership sold 1,350 shares of Common Stock on the open market for $15.52 per share;

(187) On May 5, 2006, the limited partnership sold 985 shares of Common Stock on the open market for $15.53 per share;

CUSIP No. 89267P 10 5	Page 18 of 41

(188) On May 5, 2006, the limited partnership sold 3,700 shares of Common Stock on the open market for $15.54 per share;

(189) On May 5, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $15.55 per share;

(190) On May 5, 2006, the limited partnership sold 2,350 shares of Common Stock on the open market for $15.56 per share;

(191) On May 5, 2006, the limited partnership sold 2,350 shares of Common Stock on the open market for $15.57 per share;

(192) On May 5, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.58 per share;

(193) On May 5, 2006, the limited partnership sold 560 shares of Common Stock on the open market for $15.59 per share;

(194) On May 5, 2006, the limited partnership sold 1,540 shares of Common Stock on the open market for $15.60 per share;

(195) On May 5, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.62 per share;

(196) On May 5, 2006, the limited partnership sold 180 shares of Common Stock on the open market for $15.63 per share;

(197) On May 5, 2006, the limited partnership sold 420 shares of Common Stock on the open market for $15.64 per share;

(198) On May 5, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.67 per share;

(199) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.52 per share;

(200) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.53 per share;

(201) On May 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.54 per share;

(202) On May 8, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.55 per share;

(203) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.57 per share;

CUSIP No. 89267P 10 5	Page 19 of 41

(204) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.59 per share;

(205) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.60 per share;

(206) On May 8, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.61 per share;

(207) On May 8, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.62 per share;

(208) On May 8, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.63 per share;

(209) On May 8, 2006, the limited partnership sold 2,400 shares of Common Stock on the open market for $15.64 per share;

(210) On May 8, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $15.65 per share;

(211) On May 8, 2006, the limited partnership sold 3,000 shares of Common Stock on the open market for $15.66 per share;

(212) On May 8, 2006, the limited partnership sold 2,371 shares of Common Stock on the open market for $15.67 per share;

(213) On May 8, 2006, the limited partnership sold 3,071 shares of Common Stock on the open market for $15.68 per share;

(214) On May 8, 2006, the limited partnership sold 329 shares of Common Stock on the open market for $15.69 per share;

(215) On May 8, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.70 per share;

(216) On May 8, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.71 per share;

(217) On May 8, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.72 per share;

(218) On May 8, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.73 per share;

(219) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.74 per share;

CUSIP No. 89267P 10 5	Page 20 of 41

(220) On May 8, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.75 per share;

(221) On May 8, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.76 per share;

(222) On May 8, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.77 per share;

(223) On May 8, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.78 per share;

(224) On May 8, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.79 per share;

(225) On May 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.99 per share;

(226) On May 9, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.97 per share;

(227) On May 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.95 per share;

(228) On May 9, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.94 per share;

(229) On May 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.93 per share;

(230) On May 9, 2006, the limited partnership sold 1,250 shares of Common Stock on the open market for $15.92 per share;

(231) On May 9, 2006, the limited partnership sold 1,344 shares of Common Stock on the open market for $15.91 per share;

(232) On May 9, 2006, the limited partnership sold 806 shares of Common Stock on the open market for $15.90 per share;

(233) On May 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.89 per share;

(234) On May 9, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.88 per share;

(235) On May 9, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.87 per share;

CUSIP No. 89267P 10 5	Page 21 of 41

(236) On May 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.86 per share;

(237) On May 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.85 per share;

(238) On May 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.84 per share;

(239) On May 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.83 per share;

(240) On May 9, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.82 per share;

(241) On May 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.79 per share;

(242) On May 9, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.78 per share;

(243) On May 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.77 per share;

(244) On May 9, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.76 per share;

(245) On May 9, 2006, the limited partnership sold 1,551 shares of Common Stock on the open market for $15.75 per share;

(246) On May 9, 2006, the limited partnership sold 1,549 shares of Common Stock on the open market for $15.74 per share;

(247) On May 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.73 per share;

(248) On May 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.72 per share;

(249) On May 9, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.71 per share;

(250) On May 9, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.70 per share;

(251) On May 9, 2006, the limited partnership sold 1,480 shares of Common Stock on the open market for $15.66 per share;

CUSIP No. 89267P 10 5	Page 22 of 41

(252) On May 9, 2006, the limited partnership sold 2,670 shares of Common Stock on the open market for $15.65 per share;

(253) On May 9, 2006, the limited partnership sold 650 shares of Common Stock on the open market for $15.64 per share;

(254) On May 9, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.63 per share;

(255) On May 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.62 per share;

(256) On May 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.61 per share;

(257) On May 9, 2006, the limited partnership sold 1,490 shares of Common Stock on the open market for $15.60 per share;

(258) On May 9, 2006, the limited partnership sold 510 shares of Common Stock on the open market for $15.59 per share;

(259) On May 9, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.58 per share;

(260) On May 9, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.57 per share;

(261) On May 9, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.56 per share;

(262) On May 9, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.55 per share;

(263) On May 9, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.54 per share;

(264) On May 10, 2006, the limited partnership sold 125 shares of Common Stock on the open market for $15.90 per share;

(265) On May 10, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.89 per share;

(266) On May 10, 2006, the limited partnership sold 575 shares of Common Stock on the open market for $15.88 per share;

(267) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.87 per share;

CUSIP No. 89267P 10 5	Page 23 of 41

(268) On May 10, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.86 per share;

(269) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.85 per share;

(270) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.84 per share;

(271) On May 10, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.83 per share;

(272) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.82 per share;

(273) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.81 per share;

(274) On May 10, 2006, the limited partnership sold 966 shares of Common Stock on the open market for $15.80 per share;

(275) On May 10, 2006, the limited partnership sold 994 shares of Common Stock on the open market for $15.79 per share;

(276) On May 10, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.78 per share;

(277) On May 10, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.77 per share;

(278) On May 10, 2006, the limited partnership sold 1,440 shares of Common Stock on the open market for $15.76 per share;

(279) On May 10, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $15.75 per share;

(280) On May 10, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.74 per share;

(281) On May 10, 2006, the limited partnership sold 1,303 shares of Common Stock on the open market for $15.73 per share;

(282) On May 10, 2006, the limited partnership sold 1,292 shares of Common Stock on the open market for $15.72 per share;

(283) On May 10, 2006, the limited partnership sold 1,783 shares of Common Stock on the open market for $15.71 per share;

CUSIP No. 89267P 10 5	Page 24 of 41

(284) On May 10, 2006, the limited partnership sold 717 shares of Common Stock on the open market for $15.70 per share;

(285) On May 10, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.69 per share;

(286) On May 10, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $15.68 per share;

(287) On May 10, 2006, the limited partnership sold 2,100 shares of Common Stock on the open market for $15.67 per share;

(288) On May 10, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.66 per share;

(289) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.65 per share;

(290) On May 10, 2006, the limited partnership sold 505 shares of Common Stock on the open market for $15.64 per share;

(291) On May 10, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.63 per share;

(292) On May 10, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.62 per share;

(293) On May 10, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.61 per share;

(294) On May 10, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $15.60 per share;

(295) On May 10, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.59 per share;

(296) On May 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.82 per share;

(297) On May 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.77 per share;

(298) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.75 per share;

(299) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.74 per share;

CUSIP No. 89267P 10 5	Page 25 of 41

(300) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.73 per share;

(301) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.72 per share;

(302) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.71 per share;

(303) On May 11, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.70 per share;

(304) On May 11, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.69 per share;

(305) On May 11, 2006, the limited partnership sold 497 shares of Common Stock on the open market for $15.68 per share;

(306) On May 11, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.66 per share;

(307) On May 11, 2006, the limited partnership sold 3,200 shares of Common Stock on the open market for $15.65 per share;

(308) On May 11, 2006, the limited partnership sold 903 shares of Common Stock on the open market for $15.64 per share;

(309) On May 11, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $15.63 per share;

(310) On May 11, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $15.62 per share;

(311) On May 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.61 per share;

(312) On May 11, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.60 per share;

(313) On May 11, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.59 per share;

(314) On May 11, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $15.58 per share;

(315) On May 11, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.57 per share;

CUSIP No. 89267P 10 5	Page 26 of 41

(316) On May 11, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $15.56 per share;

(317) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.55 per share;

(318) On May 11, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $15.54 per share;

(319) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.53 per share;

(320) On May 11, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $15.52 per share;

(321) On May 11, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $15.51 per share;

(322) On May 11, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $15.50 per share;

(323) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.46 per share;

(324) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.45 per share;

(325) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.39 per share;

(326) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.38 per share;

(327) On May 11, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.37 per share;

(328) On May 11, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $15.36 per share;

(329) On May 11, 2006, the limited partnership sold 395 shares of Common Stock on the open market for $15.35 per share;

(330) On May 11, 2006, the limited partnership sold 1,205 shares of Common Stock on the open market for $15.34 per share;

(331) On May 11, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $15.33 per share;

CUSIP No. 89267P 10 5	Page 27 of 41

(332) On May 11, 2006, the limited partnership sold 610 shares of Common Stock on the open market for $15.32 per share;

(333) On May 11, 2006, the limited partnership sold 840 shares of Common Stock on the open market for $15.31 per share;

(334) On May 11, 2006, the limited partnership sold 4,350 shares of Common Stock on the open market for $15.30 per share;

(335) On May 11, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $15.29 per share;

(336) On May 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.28 per share;

(337) On May 11, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $15.27 per share;

(338) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.26 per share;

(339) On May 11, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.25 per share;

(340) On May 11, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $15.24 per share;

(341) On May 11, 2006, the limited partnership sold 842 shares of Common Stock on the open market for $15.23 per share;

(342) On May 11, 2006, the limited partnership sold 376 shares of Common Stock on the open market for $15.22 per share;

(343) On May 11, 2006, the limited partnership sold 379 shares of Common Stock on the open market for $15.21 per share;

(344) On May 11, 2006, the limited partnership sold 3 shares of Common Stock on the open market for $15.20 per share;

(345) On May 11, 2006, the limited partnership sold 9 shares of Common Stock on the open market for $15.19 per share;

(346) On May 11, 2006, the limited partnership sold 847 shares of Common Stock on the open market for $15.18 per share;

(347) On May 11, 2006, the limited partnership sold 44 shares of Common Stock on the open market for $15.17 per share;

CUSIP No. 89267P 10 5	Page 28 of 41

(348) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $15.02 per share;

(349) On May 12, 2006, the limited partnership sold 132 shares of Common Stock on the open market for $15.00 per share;

(350) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.99 per share;

(351) On May 12, 2006, the limited partnership sold 249 shares of Common Stock on the open market for $14.94 per share;

(352) On May 12, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.88 per share;

(353) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.81 per share;

(354) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.80 per share;

(355) On May 12, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.79 per share;

(356) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.78 per share;

(357) On May 12, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.77 per share;

(358) On May 12, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.76 per share;

(359) On May 12, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.74 per share;

(360) On May 12, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.73 per share;

(361) On May 12, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.72 per share;

(362) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.71 per share;

(363) On May 12, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.70 per share;

CUSIP No. 89267P 10 5	Page 29 of 41

(364) On May 12, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.69 per share;

(365) On May 12, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.67 per share;

(366) On May 12, 2006, the limited partnership sold 800 shares of Common Stock on the open market for $14.66 per share;

(367) On May 12, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.65 per share;

(368) On May 12, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.64 per share;

(369) On May 12, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.63 per share;

(370) On May 12, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.62 per share;

(371) On May 12, 2006, the limited partnership sold 1,305 shares of Common Stock on the open market for $14.61 per share;

(372) On May 12, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $14.60 per share;

(373) On May 12, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.59 per share;

(374) On May 12, 2006, the limited partnership sold 2,200 shares of Common Stock on the open market for $14.58 per share;

(375) On May 12, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.57 per share;

(376) On May 12, 2006, the limited partnership sold 2,482 shares of Common Stock on the open market for $14.56 per share;

(377) On May 12, 2006, the limited partnership sold 3,213 shares of Common Stock on the open market for $14.55 per share;

(378) On May 12, 2006, the limited partnership sold 2,400 shares of Common Stock on the open market for $14.54 per share;

(379) On May 12, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.53 per share;

CUSIP No. 89267P 10 5	Page 30 of 41

(380) On May 12, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.52 per share;

(381) On May 12, 2006, the limited partnership sold 3,500 shares of Common Stock on the open market for $14.51 per share;

(382) On May 12, 2006, the limited partnership sold 2,900 shares of Common Stock on the open market for $14.50 per share;

(383) On May 12, 2006, the limited partnership sold 850 shares of Common Stock on the open market for $14.49 per share;

(384) On May 12, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.48 per share;

(385) On May 12, 2006, the limited partnership sold 1,350 shares of Common Stock on the open market for $14.47 per share;

(386) On May 12, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.46 per share;

(387) On May 12, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.45 per share;

(388) On May 12, 2006, the limited partnership sold 582 shares of Common Stock on the open market for $14.44 per share;

(389) On May 12, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.43 per share;

(390) On May 12, 2006, the limited partnership sold 1,718 shares of Common Stock on the open market for $14.42 per share;

(391) On May 12, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.41 per share;

(392) On May 12, 2006, the limited partnership sold 3,000 shares of Common Stock on the open market for $14.40 per share;

(393) On May 12, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.39 per share;

(394) On May 12, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $14.38 per share;

(395) On May 12, 2006, the limited partnership sold 2,600 shares of Common Stock on the open market for $14.37 per share;

CUSIP No. 89267P 10 5	Page 31 of 41

(396) On May 12, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.36 per share;

(397) On May 12, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $14.35 per share;

(398) On May 12, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.34 per share;

(399) On May 12, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.33 per share;

(400) On May 12, 2006, the limited partnership sold 1,100 shares of Common Stock on the open market for $14.32 per share;

(401) On May 12, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.31 per share;

(402) On May 12, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $14.30 per share;

(403) On May 12, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $14.28 per share;

(404) On May 12, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $14.27 per share;

(405) On May 12, 2006, the limited partnership sold 1,500 shares of Common Stock on the open market for $14.26 per share;

(406) On May 12, 2006, the limited partnership sold 1,368 shares of Common Stock on the open market for $14.25 per share;

(407) On May 12, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.24 per share;

(408) On May 12, 2006, the limited partnership sold 51 shares of Common Stock on the open market for $14.23 per share;

(409) On May 12, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.22 per share;

(410) On May 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.25 per share;

(411) On May 15, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.24 per share;

CUSIP No. 89267P 10 5	Page 32 of 41

(412) On May 15, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.22 per share;

(413) On May 15, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $14.21 per share;

(414) On May 15, 2006, the limited partnership sold 2,300 shares of Common Stock on the open market for $14.20 per share;

(415) On May 15, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.19 per share;

(416) On May 15, 2006, the limited partnership sold 818 shares of Common Stock on the open market for $14.18 per share;

(417) On May 15, 2006, the limited partnership sold 110 shares of Common Stock on the open market for $14.16 per share;

(418) On May 15, 2006, the limited partnership sold 572 shares of Common Stock on the open market for $14.15 per share;

(419) On May 15, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.14 per share;

(420) On May 15, 2006, the limited partnership sold 1,700 shares of Common Stock on the open market for $14.13 per share;

(421) On May 15, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.12 per share;

(422) On May 15, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.11 per share;

(423) On May 15, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.10 per share;

(424) On May 15, 2006, the limited partnership sold 2,064 shares of Common Stock on the open market for $14.09 per share;

(425) On May 15, 2006, the limited partnership sold 985 shares of Common Stock on the open market for $14.08 per share;

(426) On May 15, 2006, the limited partnership sold 1,286 shares of Common Stock on the open market for $14.07 per share;

(427) On May 15, 2006, the limited partnership sold 1,395 shares of Common Stock on the open market for $14.06 per share;

CUSIP No. 89267P 10 5	Page 33 of 41

(428) On May 15, 2006, the limited partnership sold 3,870 shares of Common Stock on the open market for $14.05 per share;

(429) On May 15, 2006, the limited partnership sold 2,436 shares of Common Stock on the open market for $14.04 per share;

(430) On May 15, 2006, the limited partnership sold 364 shares of Common Stock on the open market for $14.03 per share;

(431) On May 15, 2006, the limited partnership sold 2,500 shares of Common Stock on the open market for $14.02 per share;

(432) On May 15, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.01 per share;

(433) On May 15, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.00 per share;

(434) On May 15, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.99 per share;

(435) On May 15, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $13.98 per share;

(436) On May 15, 2006, the limited partnership sold 700 shares of Common Stock on the open market for $13.97 per share;

(437) On May 15, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $13.96 per share;

(438) On May 15, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $13.95 per share;

(439) On May 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.94 per share;

(440) On May 15, 2006, the limited partnership sold 350 shares of Common Stock on the open market for $13.93 per share;

(441) On May 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.92 per share;

(442) On May 15, 2006, the limited partnership sold 1,300 shares of Common Stock on the open market for $13.91 per share;

(443) On May 15, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.90 per share;

CUSIP No. 89267P 10 5	Page 34 of 41

(444) On May 15, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $13.89 per share;

(445) On May 15, 2006, the limited partnership sold 956 shares of Common Stock on the open market for $13.88 per share;

(446) On May 15, 2006, the limited partnership sold 301 shares of Common Stock on the open market for $13.87 per share;

(447) On May 15, 2006, the limited partnership sold 499 shares of Common Stock on the open market for $13.86 per share;

(448) On May 15, 2006, the limited partnership sold 1,594 shares of Common Stock on the open market for $13.85 per share;

(449) On May 15, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $13.84 per share;

(450) On May 15, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $13.83 per share;

(451) On May 15, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.74 per share;

(452) On May 15, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $13.73 per share;

(453) On May 15, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.65 per share;

(454) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.34 per share;

(455) On May 16, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.32 per share;

(456) On May 16, 2006, the limited partnership sold 500 shares of Common Stock on the open market for $14.31 per share;

(457) On May 16, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.30 per share;

(458) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.29 per share;

(459) On May 16, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.28 per share;

CUSIP No. 89267P 10 5	Page 35 of 41

(460) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.26 per share;

(461) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.25 per share;

(462) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.23 per share;

(463) On May 16, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $14.22 per share;

(464) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.21 per share;

(465) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.20 per share;

(466) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.19 per share;

(467) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.18 per share;

(468) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.16 per share;

(469) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.15 per share;

(470) On May 16, 2006, the limited partnership sold 1,085 shares of Common Stock on the open market for $14.13 per share;

(471) On May 16, 2006, the limited partnership sold 2,000 shares of Common Stock on the open market for $14.12 per share;

(472) On May 16, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.11 per share;

(473) On May 16, 2006, the limited partnership sold 1,400 shares of Common Stock on the open market for $14.10 per share;

(474) On May 16, 2006, the limited partnership sold 1,600 shares of Common Stock on the open market for $14.09 per share;

(475) On May 16, 2006, the limited partnership sold 615 shares of Common Stock on the open market for $14.08 per share;

CUSIP No. 89267P 10 5	Page 36 of 41

(476) On May 16, 2006, the limited partnership sold 1,374 shares of Common Stock on the open market for $14.07 per share;

(477) On May 16, 2006, the limited partnership sold 2,026 shares of Common Stock on the open market for $14.06 per share;

(478) On May 16, 2006, the limited partnership sold 400 shares of Common Stock on the open market for $14.05 per share;

(479) On May 16, 2006, the limited partnership sold 1,800 shares of Common Stock on the open market for $14.04 per share;

(480) On May 16, 2006, the limited partnership sold 2,700 shares of Common Stock on the open market for $14.03 per share;

(481) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $14.02 per share;

(482) On May 16, 2006, the limited partnership sold 300 shares of Common Stock on the open market for $14.01 per share;

(483) On May 16, 2006, the limited partnership sold 200 shares of Common Stock on the open market for $14.00 per share;

(484) On May 16, 2006, the limited partnership sold 900 shares of Common Stock on the open market for $13.99 per share;

(485) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.98 per share;

(486) On May 16, 2006, the limited partnership sold 600 shares of Common Stock on the open market for $13.97 per share;

(487) On May 16, 2006, the limited partnership sold 1,200 shares of Common Stock on the open market for $13.96 per share;

(488) On May 16, 2006, the limited partnership sold 1,775 shares of Common Stock on the open market for $13.95 per share;

(489) On May 16, 2006, the limited partnership sold 1,000 shares of Common Stock on the open market for $13.94 per share;

(490) On May 16, 2006, the limited partnership sold 1,025 shares of Common Stock on the open market for $13.92 per share;

(491) On May 16, 2006, the limited partnership sold 36 shares of Common Stock on the open market for $13.91 per share;

CUSIP No. 89267P 10 5	Page 37 of 41

(492) On May 16, 2006, the limited partnership sold 264 shares of Common Stock on the open market for $13.90 per share;

(493) On May 16, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.89 per share;

(494) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.96 per share;

(495) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.90 per share;

(496) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.89 per share;

(497) On May 17, 2006, the limited partnership sold 70 shares of Common Stock on the open market for $13.88 per share;

(498) On May 17, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $13.87 per share;

(499) On May 17, 2006, the limited partnership sold 52 shares of Common Stock on the open market for $13.85 per share;

(500) On May 17, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $13.83 per share;

(501) On May 17, 2006, the limited partnership sold 48 shares of Common Stock on the open market for $13.82 per share;

(502) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.81 per share;

(503) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.80 per share;

(504) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.78 per share;

(505) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.77 per share;

(506) On May 17, 2006, the limited partnership sold 120 shares of Common Stock on the open market for $13.76 per share;

(507) On May 17, 2006, the limited partnership sold 190 shares of Common Stock on the open market for $13.75 per share;

CUSIP No. 89267P 10 5	Page 38 of 41

(508) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.74 per share;

(509) On May 17, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $13.73 per share;

(510) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.72 per share;

(511) On May 17, 2006, the limited partnership sold 70 shares of Common Stock on the open market for $13.71 per share;

(512) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.70 per share;

(513) On May 17, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $13.65 per share;

(514) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.63 per share;

(515) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.62 per share;

(516) On May 17, 2006, the limited partnership sold 310 shares of Common Stock on the open market for $13.60 per share;

(517) On May 17, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $13.59 per share;

(518) On May 17, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $13.58 per share;

(519) On May 17, 2006, the limited partnership sold 110 shares of Common Stock on the open market for $13.57 per share;

(520) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.56 per share;

(521) On May 17, 2006, the limited partnership sold 150 shares of Common Stock on the open market for $13.55 per share;

(522) On May 17, 2006, the limited partnership sold 60 shares of Common Stock on the open market for $13.54 per share;

(523) On May 17, 2006, the limited partnership sold 180 shares of Common Stock on the open market for $13.53 per share;

CUSIP No. 89267P 10 5	Page 39 of 41

(524) On May 17, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $13.52 per share;

(525) On May 17, 2006, the limited partnership sold 60 shares of Common Stock on the open market for $13.51 per share;

(526) On May 17, 2006, the limited partnership sold 120 shares of Common Stock on the open market for $13.50 per share;

(527) On May 17, 2006, the limited partnership sold 100 shares of Common Stock on the open market for $13.49 per share;

(528) On May 17, 2006, the limited partnership sold 120 shares of Common Stock on the open market for $13.48 per share;

(529) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.46 per share;

(530) On May 17, 2006, the limited partnership sold 80 shares of Common Stock on the open market for $13.45 per share;

(531) On May 17, 2006, the limited partnership sold 10 shares of Common Stock on the open market for $13.41 per share;

(532) On May 17, 2006, the limited partnership sold 60 shares of Common Stock on the open market for $13.40 per share;

(533) On May 17, 2006, the limited partnership sold 30 shares of Common Stock on the open market for $13.39 per share;

(534) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.38 per share;

(535) On May 17, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $13.37 per share;

(536) On May 17, 2006, the limited partnership sold 50 shares of Common Stock on the open market for $13.36 per share;

(537) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.35 per share;

(538) On May 17, 2006, the limited partnership sold 20 shares of Common Stock on the open market for $13.33 per share;

(539) On May 17, 2006, the limited partnership sold 60 shares of Common Stock on the open market for $13.32 per share; and

CUSIP No. 89267P 10 5	Page 40 of 41

(540) On May 17, 2006, the limited partnership sold 40 shares of Common Stock on the open market for $13.31 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through May 17, 2006: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 41 of 41

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 22, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP,
Inc., the general partner of WRCF-I 1997
Limited Partnership
(Name and Title)

May 22, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II
Manager, Inc., the managing member of
WRCF-II GP, LLC, the general partner of
WRCF-II 1997 Limited Partnership
(Name and Title)

May 22, 2006	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)